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                                                                     EXHIBIT 2.1

                   Form of Merger Agreement - Delaware Entity

                               AGREEMENT OF MERGER

      THIS AGREEMENT OF MERGER (this "Agreement"), dated as of _______, 2004, by and among ______________, a Delaware limited liability company (the "Company"), Great Wolf Resorts, Inc., a Delaware corporation ("GWR"), and ____________, a Delaware limited liability company that is a wholly owned indirect subsidiary of GWR ("Merger Sub");

                              W I T N E S S E T H:

      WHEREAS, the parties hereto desire that Merger Sub be merged with and into the Company on the terms and subject to the conditions set forth in this Agreement; and

      NOW, THEREFORE, in consideration of the premises and the mutual covenants, conditions and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

      1.1. Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in this Agreement), Merger Sub shall be merged with and into the Company (the "Merger") pursuant to Section 18-209 of the Delaware Limited Liability Company Act (the "Act").

      1.2. Effects of the Merger. The Merger shall have the effects set forth in Section 18-209 of the Act.

      1.3. Effective Time. The Merger shall become effective upon the filing by the Company of a certificate of merger with the Secretary of State of the State of Delaware, or at such future time or date as is specified in such certificate of merger, in accordance with Section 18-209 of the Act (the "Effective Time").

      1.4. Surviving Limited Liability Company. The Company shall be the surviving limited liability company in the Merger and shall continue to be governed by the Act.

      1.5. Conversion of Interests. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, the members of the Company, GWR or Merger Sub, (a) the interest in the Company of each member of the Company shall be converted into the right to receive from GWR the amount of cash and/or into the number of shares of the common stock, par value $0.01 per share, of GWR (the "Common Stock"), shown for such

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member on Exhibit A to this Agreement, except that any interest in the Company held directly or indirectly by GWR shall not be converted in the Merger and shall remain outstanding, and (b) the entire interest in Merger Sub shall be converted into an interest in the Company that is equivalent in the aggregate to the interests in the Company that are converted pursuant to the foregoing clause
(a).

      1.6. Distribution of Cash and Certificates for Shares of Common Stock. Promptly after the Effective Time, a distribution agent appointed by GWR shall distribute checks in the amounts of the cash, and certificates representing the shares of the Common Stock, to which former members of the Company are entitled as contemplated by Section 1.5.

      1.7. Withholding With Respect to Members. Notwithstanding any provision hereof to the contrary, GWR shall be authorized to withhold cash and shares of Common Stock otherwise payable and issuable to any member of the Company to the extent necessary to comply with any applicable withholding requirements imposed under Section 1445 of the Internal Revenue Code (with respect to any non-U.S. member) or with any other withholding obligations imposed on GWR or the Company by applicable federal or state law (with respect to any member).

      1.8. Tax Treatment of Merger. For all relevant federal, state and local income tax purposes, the Merger shall be treated by the Company's members (other than GWR) as a transfer by the members of their interests in the Company to GWR in exchange for the cash and/or shares of GWR stock into which such interests are converted in the Merger, but shall be treated by GWR as if GWR had acquired the assets of the Company, subject to the Company's liabilities, in exchange for such consideration.

                                   ARTICLE II

                                  MISCELLANEOUS

      2.1. Amendment. This Agreement may be supplemented, amended or modified by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      2.2. Waiver. At any time prior to the Effective Time, the parties hereto may waive compliance with any of the agreements or conditions contained herein.

      2.3. Notices. All notices and other communications to be given or made hereunder by any party shall be delivered by first class mail, or by personal delivery, postage or fees prepaid, to the other parties at The Great Lakes Companies, Inc., 122 West Washington Avenue, 10th Floor, Madison, Wisconsin 53703.

      2.4. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

      2.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the

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economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

      2.6. Remedies. Except as otherwise expressly provided herein, this Agreement is not intended to confer upon any person not a party to any rights or remedies hereunder.

      2.7. Assignment. This Agreement shall not be assigned by operation of law or otherwise without the consent of all parties hereto.

      2.8. No Implied Waiver. Except as expressly provided in this Agreement, no course of dealing among the parties hereto and no delay by any of them in exercising any right, power or remedy conferred herein or now or hereafter existing at law or in equity, by statute or otherwise, shall operate as a waiver of, or otherwise prejudice, any such right, power or remedy.

      2.9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                         [COMPANY]

                                         By: ___________________________________
                                             Name: _____________________________
                                             Title: ____________________________

                                         __________________________________, LLC

                                         By: ___________________________________
                                             Name: _____________________________
                                             Title: ____________________________

                                         GREAT WOLF RESORTS, INC.

                                         By: ___________________________________
                                             Name: _____________________________
                                             Title: ____________________________

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                                    EXHIBIT A

                                                                NUMBER OF SHARES
MEMBER                          CASH AMOUNT                     OF COMMON STOCK
------                          -----------                     ---------------